SC 13G 1 a04-1766_1sc13g.htm SC 13G


                               UNITED STATES


                     SECURITIES AND EXCHANGE COMMISSION


                           Washington, D.C. 20549





                              SCHEDULE 13G


               Under the Securities Exchange Act of 1934

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                         PURSUANT TO 13d-2(b)


                            Towers Watson & Co

              		       Class A Shares

                               891894107
                             (CUSIP Number)


                              December 31 2009


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)
[X] Rule 13d-2(b)

     CUSIP NO. 891894107  13G                       Page 2 of 12 Pages


1. Names of Reporting Persons. (entities only):


   M.A.M. INVESTMENTS LTD., a Jersey corporation; MARATHON ASSET MANAGEMENT (SERVICES) LTD, a UK Corporation; MARATHON ASSET MANAGEMENT LLP,a limited liability partnership incorporated under the laws of England and Wales, WILLIAM JAMES ARAH,JEREMY JOHN HOSKING and NEIL MARK OSTRER, who disaffirm the existence of any group and who are sometimes collectively referred to as the "Reporting Persons."

2. Check the Appropriate Box if a Member of a Group:

(a) [ ]
(b) [X]

3. SEC Use Only

4. Citizenship or Place of Organization:
   United Kingdom / Jersey


Number of Shares Beneficially Owned by Each Reporting Person With:

    5.   Sole Voting Power
         81000

    6.   Shared Voting Power
         1584897

    7.   Sole Dispositive Power
         81000

    8.   Shared Dispositive Power
         2177036


9. Aggregate Amount Beneficially Owned by Each Reporting Person:
   2258039

10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares [  ]

11.Percent of Class Represented by Amount in Row (9)
   5.29%

12.Type of Reporting Person:
   HC, CO, IA, IN

     CUSIP NO. 891894107 13G                      Page 3 of 12 Pages



1. Names of Reporting Persons:
   Marathon Asset Management LLP


2. Check the Appropriate Box if a Member of a Group

(a) [ ]
(b) [X]


3. SEC Use Only

4. Citizenship or Place of Organization
   London


Number of Shares Beneficially Owned by Each Reporting Person With:

    5.   Sole Voting Power
         0

    6.   Shared Voting Power
         1584897

    7.   Sole Dispositive Power
         0

    8.   Shared Dispositive Power
         2177036


9. Aggregate Amount Beneficially Owned by Each Reporting Person:
   2177036

10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares [  ]

11.Percent of Class Represented by Amount in Row (9)
   !Undefined Bookmark, PERCENT%


12. Type of Reporting Person
    IA

     CUSIP NO. 891894107 13G                      Page 4 of 12 Pages



1. Names of Reporting Persons:
   Marathon Asset Management (Services) Ltd


2. Check the Appropriate Box if a Member of a Group

(a) [ ]
(b) [X]


3. SEC Use Only

4. Citizenship or Place of Organization
   London


Number of Shares Beneficially Owned by Each Reporting Person With:

    5.   Sole Voting Power
         0

    6.   Shared Voting Power
         1584897

    7.   Sole Dispositive Power
         0

    8.   Shared Dispositive Power
         2177036


9. Aggregate Amount Beneficially Owned by Each Reporting Person:
   2177036


   2177036 shares are deemed to be beneficially owned by Marathon Asset Management (Services), as a control person of the investment advisor. Marathon Asset Management (Services) Ltd disclaims any direct ownership of the shares reported in this schedule
   13G.

10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares [  ]

11.Percent of Class Represented by Amount in Row (9)
   !Undefined Bookmark, PERCENT%


12. Type of Reporting Person
   CO

     CUSIP NO. 891894107 13G                      Page 5 of 12 Pages



1. Names of Reporting Persons
   M.A.M. INVESTMENTS LTD

2. Check the Appropriate Box if a Member of a Group

(a)[ ]
(b)[X]


3. SEC Use Only

4. Citizenship or Place of Organization
   Jersey



Number of Shares Beneficially Owned by Each Reporting Person With


   5.   Sole Voting Power
        0

   6.   Shared Voting Power
        1584897

   7.   Sole Dispositive Power
        0



8. Shared Dispositive Power
   2177036


9. Aggregate Amount Beneficially Owned by Each Reporting Person
   2177036

   2177036 shares are deemed to be beneficially owned by MAM
   Investments Ltd, as a control person of the investment advisor. MAM Investments Ltd disclaims any direct ownership of the shares reported in this schedule 13G.


10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
    [  ]


11. Percent of Class Represented by Amount in Row (9)
    !Undefined Bookmark, PERCENT%


12. Type of Reporting Person
    HC

     CUSIP NO. 891894107 13G                      Page 6 of 12 Pages


1. Names of Reporting Persons. (entities only):

   William James Arah


2. Check the Appropriate Box if a Member of a Group:

(a) [ ]
(b) [X]

3. SEC Use Only

4. Citizenship or Place of Organization:
   United Kingdom


Number of Shares Beneficially Owned by Each Reporting Person With:

    5.   Sole Voting Power
         0

    6.   Shared Voting Power
         1584897

    7.   Sole Dispositive Power
         0

    8.   Shared Dispositive Power
         2177036


9. Aggregate Amount Beneficially Owned by Each Reporting Person:
   2177036

   2177036 shares are deemed to be beneficially owned by William James Arah, as a control person of the investment advisor. William James Arah disclaims any direct ownership of the shares reported in this schedule 13G.

10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares [  ]

11.Percent of Class Represented by Amount in Row (9)
   !Undefined Bookmark, PERCENT%

12.Type of Reporting Person:
   IN

     CUSIP NO. 891894107 13G                      Page 7 of 12 Pages


1. Names of Reporting Persons. (entities only):

   Neil Mark Ostrer


2. Check the Appropriate Box if a Member of a Group:

(a) [ ]
(b) [X]

3. SEC Use Only

4. Citizenship or Place of Organization:
   United Kingdom


Number of Shares Beneficially Owned by Each Reporting Person With:

    5.   Sole Voting Power
         0

    6.   Shared Voting Power
         1584897

    7.   Sole Dispositive Power
         0

    8.   Shared Dispositive Power
         2177036


9. Aggregate Amount Beneficially Owned by Each Reporting Person:
   2177036

   2177036 shares are deemed to be beneficially owned by Neil Mark Ostrer, as a control person of the investment advisor. Neil Mark Ostrer disclaims any direct ownership of the shares reported in this schedule 13G.

10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares [  ]

11.Percent of Class Represented by Amount in Row (9)
   !Undefined Bookmark, PERCENT%

12.Type of Reporting Person:
   IN

     CUSIP NO. 891894107 13G                      Page 8 of 12 Pages


1. Names of Reporting Persons. (entities only):

   Jeremy John Hosking


2. Check the Appropriate Box if a Member of a Group:

(a) [ ]
(b) [X]

3. SEC Use Only

4. Citizenship or Place of Organization:
   United Kingdom


Number of Shares Beneficially Owned by Each Reporting Person With:

    5.   Sole Voting Power
         81000

    6.   Shared Voting Power
         1584897

    7.   Sole Dispositive Power
         81000

    8.   Shared Dispositive Power
         2177036


9. Aggregate Amount Beneficially Owned by Each Reporting Person:
   2258036


   2258036 shares are deemed to be beneficially owned by Jeremy John Hosking,as a control person of the investment advisor. Jeremy John Hosking disclaims any direct ownership of the shares reported in this schedule except for the shares referred to in points 5 and 7.


10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares [  ]

11.Percent of Class Represented by Amount in Row (9)
   5.29%

12.Type of Reporting Person:
   IN

     CUSIP NO. 891894107 13G                      Page 9 of 12 Pages

Explanatory Note: This Amendment No. 1 on Schedule 13G/A relates to Class A Shares of Towers Watson & Co., a Delaware corporation, successor to Watson Wyatt Worldwide Inc and updates the Schedule 13G filed by the reporting persons with respect to Watson Wyatt Worldwide Inc on January 12 2009

Item 1.

(a)  Name of Issuer
     Towers Watson & Co, a Delaware corporation successor to
     Watson Wyatt Worldwide Inc.

(b)  Address of Issuer's Principal Executive Offices
     875 Third Avenue
     New York 10022

Item 2.

(a)  Name of Person Filing

(b)  Address of Principal Business Office or, if none, Residence

(c)  Citizenship


M.A.M. Investments Ltd., a Jersey corporation ("M.A.M."), Marathon Asset Management (Services) Ltd, a UK Corporation ("Marathon Ltd"), Marathon Asset Management LLP ("Marathon LLP"), a limited liability partnership incorporated under the laws of England and Wales all of whose principal executive offices are located at Orion House, 5 Upper St. Martin's Lane, London, WC2H 9EA, United Kingdom, William James Arah, Jeremy John Hosking and Neil Mark Ostrer.

Although this statement is being made jointly by the Reporting Persons, each of them expressly disaffirms membership in any group under Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the
("Exchange Act"), or otherwise.

Marathon Limited, an owner of Marathon LLP, is a wholly owned subsidiary of MAM and as such shares with MAM the voting and dispositive power as to all of the shares beneficially owned by Marathon Ltd. Messrs Arah, Hosking and Ostrer are directors and indirect owners of Marathon Ltd and owners and Executive Committee members of Marathon LLP.


This Schedule 13G is being filed by Marathon LLP, which is an investment adviser registered under the Investment Advisers Act of 1940 and all of the subject securities have been purchased by it in the ordinary course of its' respective business as an investment advisor and not with the purpose of effecting change or influencing the control of the issuer or in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) under the Exchange Act. One or more of its advisory clients is the legal owner of the securities covered by this statement. Pursuant to the investment advisory agreements with its clients, Marathon LLP has the authority to direct the investments of its advisory clients, and consequently to authorize the disposition of the Issuer's shares. None of its clients has an interest relating to more than five percent of the class to which this Schedule 13G applies.


(d) Title of Class of Securities
    Class A Shares

(e) CUSIP Number
    891894107

     CUSIP NO. 891894107 13G                       Page 10 of 12 Pages


Item 3.

If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C.
        78o).

(b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C.
        78c).

(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e) [ ] An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);

(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [X] Group, in accordance with 240.13d-1(b)(1)(ii)(J).*




* This statement is being filed jointly by the Reporting Persons, although each of them expressly disaffirms membership in any group under Rule 13d-5 under the Exchange Act.


Item 4.
Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:
    2258036 shares

(b) Percent of class:
    5.29%

(c) Number of shares as to which the person has:

   (i)  Sole power to vote or to direct the vote
        81000

   (ii) Shared power to vote or to direct the vote
        1584897


(iii) Sole power to dispose or to direct the disposition of
      81000

(iv)  Shared power to dispose or to direct the disposition of
      2177036


This Schedule 13G assumes the Company has issued and outstanding 42,648,000 shares.


Item 5.


Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more
than five percent of the class of securities, check the following   [ ].


Item 6.


Ownership of More than Five Percent on Behalf of Another Person

The subject shares are all owned by clients of Marathon. No such person's interest in the securities included in this report exceeds 5% of the class outstanding.


Item 7.


Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not Applicable

     CUSIP NO. 891894107 13G                     Page 11 of 12 Pages


Item 8.


Identification and Classification of Members of the Group:
M.A.M. Investments Ltd., a Jersey corporation ("M.A.M."), Marathon Asset Management (Services) Ltd, a UK Corporation ("Marathon Ltd"), Marathon Asset Management LLP ("Marathon LLP"), a limited liability partnership incorporated under the laws of England and Wales all of whose principal executive offices are located at Orion House, 5 Upper St. Martin's Lane, London, WC2H 9EA, United Kingdom, William James Arah, Jeremy John Hosking and Neil Mark Ostrer.

Although this statement is being made jointly by the Reporting Persons, each of them expressly disaffirms membership in any group under Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise. Marathon Limited and Marathon LLP are under common ownership and control. Because Marathon Limited and Marathon LLP are obligated to act in the best interests of their respective clients and in accordance with the respective mandates of those clients, there is no agreement between or among the Reporting Persons to act together with respect to the issuer or its securities.


Item 9.


Notice of Dissolution of Group:
Not Applicable


Item 10.


Certification:
By signing below I certify that, to the best of that knowledge and belief, the securities referred to above were not acquired and are not held for the purpose or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Signature
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 29, 2010


MARATHON ASSET MANAGEMENT (SERVICES) LTD

By:

/s/  William Arah______

Name:
William Arah

Title:
Director


MARATHON ASSET MANAGEMENT LLP

By:

/s/  William Arah______

Name:
William Arah

Title:
Director
M.A.M. INVESTMENTS LTD.

By:

/s/  William Arah______

Name:
William Arah

Title:
Director




/s/  William Arah______
William Arah


/s/ Jeremy Hosking ____
Jeremy Hosking


/s/ Neil Ostrer _______
Neil Ostrer

     CUSIP NO. 891894107 13G                      Page 12 of 12 Pages



                                 EXHIBIT A


                               TOWERS WATSON & CO
	                        CLASS A SHARES

                                 891894107




We hereby agree that the within Statement on Schedule 13G regarding our beneficial ownership of Common Stock is filed on behalf of each of us.


Dated:  January 29, 2010


MARATHON ASSET MANAGEMENT (SERVICES) LTD

By:

/s/  William Arah______

Name:
William Arah

Title:
Director
MARATHON ASSET MANAGEMENT LLP


By:

/s/  William Arah______


Name:
William Arah

Title:
Director



M.A.M. INVESTMENTS LTD.


By:

/s/  William Arah______


Name:
William Arah

Title:
Director





/s/  William Arah______
William Arah


/s/ Jeremy Hosking ____
Jeremy Hosking


/s/ Neil Ostrer _______
Neil Ostrer